EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Lisa K. Klinger
Vice President — Treasurer and
Investor Relations
(972) 409-1528
klingerl@michaels.com
Michaels Stores, Inc. Reports Fourth Quarter and Full Year Earnings
IRVING, Texas — March 8, 2006 — Michaels Stores, Inc. (NYSE: MIK) today reported financial results for the fourth quarter and fiscal year 2005. Financial results for fiscal 2005, as reported under Generally Accepted Accounting Principles (GAAP), include several accounting items, including a change in the Company’s inventory accounting policy, the adoption of SFAS 123(R) requiring expense recognition of share-based compensation, and refinements to the Company’s calculation of inventory related cost deferrals and vendor allowance recognition. On a reported basis for the fourth quarter, net income before cumulative effect of accounting change increased $14.0 million to $117.2 million, up 13.6% versus $103.2 million for the same quarter last year. Diluted earnings per share before cumulative effect of accounting change increased $0.11, or 14.7%, for the quarter to $0.86 in 2005 versus $0.75 in 2004.
On a reported basis for fiscal 2005, net income before cumulative effect of accounting change was $219.5 million, an 8.8% increase compared to last year’s net income of $201.8 million. Diluted earnings per share before cumulative effect of accounting change increased $0.14, or 9.7%, to a record $1.59 per share versus $1.45 per share in 2004. Fiscal 2005 diluted earnings per share was $0.95, which reflects the cumulative effect of the change in inventory accounting policy of $88.5 million on an after-tax basis, or $0.64 per diluted share.
Adjusted Results
The Company’s GAAP financial statements in fiscal 2005 and fiscal 2004 reflect a number of accounting items that affect the comparability of the Company’s year over year results. Accordingly, evaluation of the Company’s ongoing operational results may be difficult if an investor only reviews GAAP financial measures. To facilitate the evaluation of its ongoing operations, the Company is providing non-GAAP financial measures of its performance, which exclude the impact of the accounting items from results reported under GAAP. The Company also uses these measures internally to perform such evaluations. The accounting items affecting fiscal 2005 and fiscal 2004 include:

Accounting Item	Fiscal 2005 Reporting	Fiscal 2004 Reporting

Inventory Accounting Policy	Weighted Average Cost	Retail Inventory Method

Share-Based Compensation	Share-Based Compensation recognized in the financial statements	Share-Based Compensation presented on a pro forma basis in the footnotes to the financial statements

Inventory Related Costs & Vendor Allowances	Refined Calculation	Historical Calculation

Gift Card Breakage	Policy adopted in 2005	Not recognized in 2004

Lease Accounting	No impact	Cumulative Adjustment Recorded

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Detailed descriptions of these accounting items are presented on Supplemental Schedule I included in this press release.
The following table provides a reconciliation of reported income before cumulative effect of accounting change (“Reported Income”) to adjusted income before cumulative effect of accounting change (“Adjusted Income”) for the full year and fourth quarter of fiscal 2005. Adjusted Income excludes the impact of the accounting items on an after-tax basis.

	Fiscal Year		Fourth Quarter
	Income		Income
	Net of	Diluted	Net of	Diluted
($ in millions, except per share amounts)	Tax	EPS	Tax	EPS
Fiscal 2005
Reported Income (1)	$219.5	$1.59	$117.2	$0.86
Accounting Items:
Inventory Accounting Policy	0.7	—	(15.1)	(0.11)
Share-Based Compensation	18.7	0.14	4.0	0.03
Inventory Related Costs/Vendor Allowances	15.0	0.11	15.0	0.11
Gift Card Breakage	(4.9)	(0.04)	(4.9)	(0.04)

Adjusted Income (2)	$249.0	$1.80	$116.2	$0.85

Fiscal 2004
Reported Income (1)	$201.8	$1.45	$103.2	$0.75
Lease Accounting	8.0	0.06	8.0	0.05

Adjusted Income (2)	$209.8	$1.51	$111.2	$0.80

(1)	GAAP income before cumulative effect of accounting change.

(2)	Non-GAAP income before cumulative effect of accounting change, adjusted for accounting items, net of tax.
Additional reconciliations of reported and adjusted results for the fourth quarter, full year, and individual quarters for fiscal 2005 and 2004 are included on Supplemental Schedules II, III, IV and V.
For the fourth quarter, on an adjusted basis, net income before cumulative effect of accounting change increased $5.0 million, from $111.2 million in fiscal 2004 to $116.2 million in fiscal 2005. On an adjusted basis, fourth quarter diluted EPS before cumulative effect of accounting change increased 6.3% from $0.80 in 2004 to $0.85 in fiscal 2005.
On an adjusted basis, fiscal 2005 net income before cumulative effect of accounting change increased 18.7% from $209.8 million in fiscal 2004 to $249.0 million this year. Diluted earnings per share, on an adjusted basis, before cumulative effect of accounting change increased 19.2% to $1.80 in fiscal 2005 versus $1.51 in fiscal 2004.
Operating Performance
Total sales for fourth quarter were $1.270 billion, a 7.2% increase over last year’s fourth quarter sales of $1.185 billion. Same-store sales for the quarter increased 2.4% on a 2.2% increase in average ticket and a 0.2% increase in transactions. A favorable Canadian currency translation added approximately 0.2% to the average ticket increase for the fourth quarter.
Michaels stores’ domestic same-store sales for the fourth quarter were strongest in the Southeast, Southwest, and Pacific regions of the country. The best performing categories included Jewelry & Beads, Candles & Bakeware, Kids Crafts, Art, and Frames.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Fiscal 2005 sales of $3.676 billion increased 8.3% from $3.393 billion in fiscal 2004. Same-store sales for fiscal 2005 were up 3.6% over fiscal 2004 on a 0.5% increase in transactions, a 2.7% increase in average ticket, and a 0.4% increase in custom frame deliveries. A favorable Canadian currency translation added approximately 0.4% to the average ticket increase for the fiscal year.
The Company’s best-performing departments for the year were General Crafts, Needlework/Yarn, Kids Crafts, Scrap Booking, and Candles/Bakeware, and the best performing domestic regions were the Pacific, Southeast, and Southwest.
For the fourth quarter of fiscal 2005, reported operating income increased $19.5 million, or 11.7%, to $186.7 million from $167.2 million in fiscal 2004. As a percent of sales, reported operating income increased 60 basis points from 14.1% in the fourth quarter of 2004 to 14.7% in the fourth quarter of 2005. Accounting items in the fourth quarter of fiscal 2004 and 2005 represent $16.5 million of the improvement in reported operating income, or 130 basis points of the improvement in operating income as a percent of sales. The $16.5 million is comprised of a $12.8 million lease accounting item recorded in 2004 and a total impact of $3.7 million related to accounting items in 2005 (See Supplemental Schedules II and V). Excluding these items, operating income as a percent of sales decreased 70 basis points due to a 90 basis point reduction in gross margin rate partially offset by a 20 basis point reduction in selling, general and administrative expenses as a percent of sales. The decline in gross margin rate is primarily due to later sell-through on holiday seasonal merchandise, additional markdowns to clear through slow selling fashion yarn product, a more promotional holiday environment, and the acceleration of 2006 merchandise reset markdowns into fiscal 2005. The reduction in selling, general, and administrative expenses as a percent of sales versus the fourth quarter of 2004 is primarily due to lower personnel related costs.
For the full year of fiscal 2005, reported operating income increased $24.8 million, or 7.3%, to $364.3 million from $339.5 million in fiscal 2004. As a percent of sales, reported operating margin decreased 10 basis points from 10.0% in fiscal 2004 to 9.9% in fiscal 2005. Accounting items during fiscal 2005 and 2004 reduced operating income growth by $32.7 million, representing 90 basis points, with the adoption of SFAS 123(R) in fiscal 2005 accounting for $29.8 million or 80 basis points of the reduction. (See Supplemental Schedules III and V). Excluding these items, operating income as a percent of sales for fiscal 2005 increased approximately 80 basis points over fiscal 2004 with gross margin expanding approximately 45 basis points and selling, general and administrative expense as a percent of sales declining approximately 35 basis points. Gross margin expanded as a result of stronger sales of merchandise at regular price, improved domestic sourcing, and additional efficiencies in our supply chain and vertical manufacturing operations. Selling, general, and administrative expenses as a percent of sales decreased primarily due to personnel related costs.
Balance Sheet
The Company’s combined cash and short-term investment balances at the end of the quarter were $452.4 million, a decrease of $133.8 million over last year’s fourth quarter combined ending balances of $586.2 million. This reduction is attributable to the Company’s early redemption of its $200 million, 9 1/4% Senior Notes in July 2005 and its ongoing share repurchase and dividend programs, offset by cash generated from operations. During fiscal 2005, the Company’s dividend payments totaled $46.2 million, and the Company repurchased 5,415,397 shares at an average price, including commissions, of $35.16 per share for a total cost of $190.4 million. In the fourth quarter, the Company repurchased 2,102,700 shares of its common stock at an average price, including commissions, of $33.91 per share.
Average inventory per Michaels store, under the retail inventory method, at the end of fiscal 2005, inclusive of distribution centers, decreased 5.6% to $953 thousand from $1.010 million last year on a comparable retail inventory method basis inventory due to continued benefits of the Company’s perpetual inventory and automated replenishment merchandising systems. Under the weighted average cost method the average inventory per Michaels store, at the end of fiscal 2005, inclusive of distribution centers, was $793 thousand, a decrease of 5.9% from the beginning of the fiscal year.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Capital spending for the year totaled $118.3 million with $61.0 million attributable to real estate activities, such as new, relocated, and remodeled stores. The Company also spent approximately $21.3 million on strategic initiatives such as a work force management system, energy management systems for Michaels stores, new radio-frequency guns, and a new financial reporting system. In addition, during the fourth quarter, the Company closed four Michaels stores and began construction on its new distribution center in Centralia, Washington.
Subsequent to the end of the year, the Company has repurchased 1,132,100 shares at an average price, including commissions, of $32.18 per share during the first quarter of fiscal 2006. As of March 8, 2006, under its repurchase plans, the Company is authorized to repurchase approximately 3.4 million additional shares plus such shares as may be repurchased with proceeds from the future exercise of options outstanding under its 2001 General Stock Option Plan.
Outlook
For fiscal 2006, the Company expects total sales to increase approximately 8.5% over fiscal 2005, driven by a forecasted comparable store sales increase of approximately 2% to 3%, new store sales growth of 4% and an estimated 1.5% increase for the additional week of business in fiscal 2006 for the 53rd week. Operating margin is expected to grow approximately 100 basis points over the fiscal 2005 operating margin of 9.9%, driven by both gross margin expansion and selling, general, and administrative expense leverage. Operating income is expected to range from $430 to $440 million, an increase of approximately 18% to 21% over the fiscal 2005 operating income of $364 million. Interest expense is expected to decline $21 million primarily due to the absence of the interest expense on our 9 1/4% Senior Notes that were redeemed in 2005. Net income for 2006 is estimated to range from $275 to $280 million, a 25% to 27% increase over fiscal 2005 net income before cumulative effect of accounting change of $220 million. Diluted earnings per share is currently expected to range from $2.00 to $2.05, representing a 26% to 29% increase over the comparable fiscal 2005 diluted earnings per share of $1.59 before cumulative effect of accounting change.
For the first quarter, same store sales are currently expected to decline approximately 1% to 2% primarily due to continued softness in the Yarn category. Gross margin performance is expected to decline by approximately 50 basis points in the quarter versus the prior year period. An improved gross margin as a percent of sales, due to lower clearance levels and higher sales of regular priced merchandise, will be more than offset by additional occupancy costs related to the Perfect Store remodel program, as well as lease expense growth exceeding the sales growth rate. Selling, general and administrative expenses are expected to increase as a percent of sales by 50 basis points in the fiscal first quarter versus the same period last year due to expense growth of 5% exceeding total sales growth for the quarter of approximately 3%. As a result, operating margin is expected to decline by approximately 100 basis points in the first quarter. Interest income, net of interest expense, is forecast at $2.5 million in the first quarter of 2006, an improvement of $4.9 million versus the prior year period. The effective tax rate is estimated at 37.75% versus 38.0% in the first quarter of fiscal 2005. Diluted earnings per share for the first quarter are expected to range from $0.38 to $0.40.
For the second quarter of fiscal 2006, same store sales versus the prior year are now expected to increase approximately 1% to 3% and operating margin is forecast to expand 60 to 70 basis points, driving an increase of approximately 17% to 19% in operating income versus the second quarter of fiscal 2005. Diluted earnings per share for the second quarter of fiscal 2006 is estimated to be $0.21 to $0.23, a 75% to 92% increases over fiscal 2005 second quarter results of $0.12 due to lower interest expense and the absence of the call premium associated with the early redemption of the Senior Notes in the second quarter of fiscal 2005.
The Company currently expects same store sales for the first half of fiscal 2006 to be approximately flat to up 1% versus the prior year period with total sales expected to be up 4% to 5%. Operating income for the first half of fiscal 2006 is expected to increase approximately 1% to 3% over the prior year period. Stronger merchandise margins are expected to be more than offset by higher occupancy costs due to our Perfect Store remodel program. As a result, operating margins as a percent of sales in the first half of fiscal 2006 are expected to decline approximately 20 basis points versus the prior year period. Diluted earnings per share are forecast to be approximately $0.60 to $0.62, representing a 20% to 24% improvement over first half 2005 diluted earnings per share of $0.50 before the cumulative effect of accounting change.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

During fiscal 2006 the Company expects to open 40 to 45 new stores, relocate and/or expand 14 stores, remodel 67 stores and continue construction of the Centralia, Washington distribution center.
The Company will host a conference call at 4:00 p.m. central time today, hosted by Michaels Stores President and CEO, Michael Rouleau, and Executive Vice President and Chief Financial Officer, Jeffrey Boyer. Those who wish to participate in the call may do so by dialing 973-633-6740. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 5446636.
The Company plans to release its 2006 first quarter sales on Thursday, May 4, 2006, at 6:30 a.m. central time. Any interested party may view the Company’s press release at www.michaels.com.
Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of March 8, 2006, the Company owns and operates 895 Michaels stores in 48 states and Canada, 166 Aaron Brothers stores, 11 Recollections stores, and four Star Wholesale operations.
This document may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, and in our Quarterly Reports on Form 10-Q for the quarters ended April 30, 2005, July 30, 2005, and October 29,2005. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, net income, and diluted earnings per share. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; our ability to establish and maintain effective internal control over financial reporting for inventories and cost of sales under our weighted average cost method; financial difficulties of any of our insurance providers, key vendors, or suppliers; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 29, 2005, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.
This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).
— Tables Follow —

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004
Net sales	$1,270,193	$1,184,560	$3,676,365	$3,393,251
Cost of sales and occupancy expense	797,460	751,442	2,317,082	2,146,934

Gross profit	472,733	433,118	1,359,283	1,246,317
Selling, general, and administrative expense	285,082	265,097	987,312	898,445
Store pre-opening costs	982	823	7,631	8,357

Operating income	186,669	167,198	364,340	339,515
Interest expense	1,590	4,995	22,409	20,434
Other (income) and expense, net	(1,856)	(1,861)	(9,944)	(4,604)

Income before income taxes and cumulative effect of accounting change	186,935	164,064	351,875	323,685
Provision for income taxes	69,683	60,821	132,363	121,876

Income before cumulative effect of accounting change	117,252	103,243	219,512	201,809
Cumulative effect of accounting change to weighted average cost method for inventories, net of income tax of $54.2 million	—	—	88,488	—

Net income	$117,252	$103,243	$131,024	$201,809

Basic earnings per common share:
Income before cumulative effect of accounting change	$0.88	$0.76	$1.62	$1.49
Cumulative effect of accounting change, net of income tax	—	—	$0.65	—

Net income	$0.88	$0.76	$0.97	$1.49

Diluted earnings per common share:
Income before cumulative effect of accounting change	$0.86	$0.75	$1.59	$1.45
Cumulative effect of accounting change, net of income tax	—	—	$0.64	—

Net income	$0.86	$0.75	$0.95	$1.45

Weighted average shares outstanding:
Basic	133,870	135,086	135,264	135,875

Diluted	136,627	138,295	137,936	139,016

Dividends per common share	$0.10	$0.07	$0.37	$0.26

Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share data)
(Unaudited)

Subject to reclassification	January 28,	January 29,
	2006	2005

ASSETS
Current assets:
Cash and equivalents	$452,449	$535,852
Short-term investments	—	50,379
Merchandise inventories	784,032	936,395
Prepaid expenses and other	44,042	26,613
Deferred and prepaid income taxes	34,125	22,032

Total current assets	1,314,648	1,571,271

Property and equipment, at cost	1,011,201	913,174
Less accumulated depreciation	(586,382)	(506,193)

	424,819	406,981

Goodwill	115,839	115,839
Other assets	20,249	17,569

	136,088	133,408

Total assets	$1,875,555	$2,111,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$193,595	$256,266
Accrued liabilities and other	282,499	242,682
Income taxes payable	20,672	12,992
Total current liabilities	496,766	511,940

9 1/4% Senior Notes due 2009	—	200,000
Deferred income taxes	2,803	30,355

Other long-term liabilities	88,637	72,200
Total long-term liabilities	91,440	302,555

	588,206	814,495

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, $0.10 par value, 2,000,000 shares authorized; none issued	—	—
Common Stock, $0.10 par value, 350,000,000 shares authorized; 133,821,417 shares issued and 132,986,517 shares outstanding at January 28, 2006 and 135,726,717 shares issued and outstanding at January 29, 2005	13,382	13,573
Additional paid-in capital	386,627	451,449
Retained earnings	907,773	826,821
Treasury Stock (834,900 shares at January 28, 2006 and none at January 29, 2005)	(27,944)	—
Accumulated other comprehensive income	7,511	5,322

Total stockholders’ equity	1,287,349	1,297,165

Total liabilities and stockholders’ equity	$1,875,555	$2,111,660

Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

Subject to reclassification	Fiscal Year
	2005	2004

Operating activities:
Net income	$131,024	$201,809
Adjustments:
Depreciation	99,686	88,876
Amortization	388	394
Share-based compensation	31,053	—
Loss from early extinguishment of debt	12,136	—
Non-cash charge for the cumulative effect of accounting change	142,723	—
Correction of lease accounting policy	—	8,001
Other	1,005	1,288
Changes in assets and liabilities:
Merchandise inventories	9,640	(43,472)
Prepaid expenses and other	(17,429)	2,585
Deferred income taxes and other	(42,657)	889
Accounts payable	(62,671)	83,558
Accrued liabilities and other	38,027	38,443
Income taxes payable	7,680	39,699
Other long-term liabilities	13,351	5,748

Net cash (used in) provided by operating activities	363,956	427,818

Investing activities:
Additions to property and equipment	(118,346)	(90,906)
Purchases of short-term investments	(226)	(50,379)
Sales of short-term investments	50,605	—
Net proceeds from sales of property and equipment	49	133

Net cash used in investing activities	(67,918)	(141,152)

Financing activities:
Repayment of Senior Notes	(209,250)	—
Cash dividends paid to stockholders	(46,181)	(25,867)
Repurchase of Common Stock	(190,431)	(105,099)
Proceeds from stock options exercised	37,690	35,494
Tax benefits from stock options exercised	25,221	—
Proceeds from issuance of Common Stock and other	3,510	2,833

Net cash (used in) provided by financing activities	(379,441)	(92,639)

Net increase (decrease) in cash and equivalents	(83,403)	194,027
Cash and equivalents at beginning of period	535,852	341,825

Cash and equivalents at end of period	$452,449	$535,852

Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)
The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	62.8	63.4	63.0	63.3

Gross profit	37.2	36.6	37.0	36.7
Selling, general, and administrative expense	22.4	22.4	26.9	26.5
Store pre-opening costs	0.1	0.1	0.2	0.2

Operating income	14.7	14.1	9.9	10.0
Interest expense	0.1	0.4	0.6	0.6
Other (income) and expense, net	(0.1)	(0.2)	(0.3)	(0.1)

Income before income taxes and cumulative effect of accounting change	14.7	13.9	9.6	9.5
Provision for income taxes	5.5	5.2	3.6	3.6

Income before cumulative effect of accounting change	9.2	8.7	6.0	5.9
Cumulative effect of accounting change to weighted average cost method for inventories, net of income tax	—	—	2.4	—

Net income	9.2%	8.7%	3.6%	5.9%

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Fourth Quarter		Fiscal Year
	2005	2004	2005	2004
Michaels stores:
Retail stores open at beginning of period	889	849	844	804
Retail stores opened during the period	—	—	46	45
Retail stores opened (relocations) during the period	—	—	18	30
Retail stores closed during the period	(4)	(5)	(5)	(5)
Retail stores closed (relocations) during the period	—	—	(18)	(30)

Retail stores open at end of period	885	844	885	844

Aaron Brothers stores:
Retail stores open at beginning of period	166	164	164	158
Retail stores opened during the period	—	—	2	7
Retail stores opened (relocations) during the period	—	—	—	1
Retail stores closed during the period	—	—	—	(1)
Retail stores closed (relocations) during the period	—	—	—	(1)

Retail stores open at end of period	166	164	166	164

Recollections stores:
Retail stores open at beginning of period	11	8	8	2
Retail stores opened during the period	—	—	3	6

Retail stores open at end of period	11	8	11	8

Star Wholesale stores:
Wholesale stores open at beginning of period	4	3	3	3
Wholesale stores opened during the period	—	—	1	—

Wholesale stores open at end of period	4	3	4	3

Total store count at end of period	1,066	1,019	1,066	1,019

Other operating data:
Average inventory per Michaels store (1)	$793	$1,010	$793	$1,010
Comparable store sales increase (2)	2.4%	6.7%	3.6%	4.9%

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Wholesale stores. The fiscal 2004 average inventory per Michaels store calculation is based on the Company’s retail inventory method. The fiscal 2005 average inventory per Michaels store calculation is based on the weighted average cost method, which includes the cumulative effect of accounting change to weighted average cost method.

(2)	Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

Supplemental Schedule I
Michaels Stores, Inc.
Description of Accounting Items
Fiscal 2005
Change in Inventory Accounting Policy
 As previously announced, the Company has changed its method of accounting for merchandise inventories from a retail inventory method to the weighted average cost method to provide greater visibility to our cost of sales and enable better analysis of our business performance. The weighted average cost method utilizes the Company’s newly available perpetual inventory records to value inventories at the lower of cost or market on a store-level by SKU basis.
The Company adopted the weighted average cost method in the fourth quarter of 2005, and recorded the cumulative effect of the change in accounting principle of $88.5 million on an after-tax basis, or $0.64 per diluted share, as of the beginning of fiscal 2005. Inventory balances as of the beginning of fiscal 2005 are approximately $794 million on the weighted average cost method, approximately $143 million lower than the inventory balance reported under the Company’s retail inventory method. The non-cash reduction in the inventory balance is due to the change in accounting principle and is not an indication of an inventory impairment as the underlying retail value of the Company’s inventories is not affected by this accounting change.
The full year impact to fiscal 2005 cost of sales and occupancy expense as a result of the change in accounting policy was a decrease of approximately $0.3 million. The full year impact on net income before cumulative effect of accounting change increased to $0.7 million, due to a reduction in the Company’s effective tax rate in the fourth quarter. While the full year impact of the change in inventory accounting policy is minimal, the quarterly variances are more significant due to the averaging inherent in the retail method. The impact to quarterly net income before cumulative effect of accounting change is presented in Supplemental Schedule IV.
Share-Based Compensation
The Company has adopted SFAS No. 123(R), Share-Based Payment, in the fourth quarter of fiscal 2005. This accounting standard requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value over the requisite service period. The Company has applied the provisions of the modified retrospective transition method as permitted by SFAS No. 123(R) from the beginning of fiscal 2005. The Company has recorded compensation expense related to share-based payments totaling approximately $29.8 million on a pre-tax basis, or $18.7 million and $0.14 per diluted share on an after-tax basis, for fiscal 2005.
Inventory Related Costs / Vendor Allowances
As a result of the Company’s reviews and analyses related to its transition to cost accounting, the Company has made certain refinements to its calculation for deferring costs related to preparing inventory for sale (“cost deferral”) and for vendor allowance (“entitlement”) recognition. The Company has recorded a cumulative adjustment of approximately $23.9 million on a pre-tax basis, or $15.0 million and $0.11 per diluted share on an after-tax basis, in the fourth quarter of fiscal 2005. Approximately $12.8 million of this amount is attributable to prior years.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Supplemental Schedule I
Michaels Stores, Inc.
Description of Accounting Items
Gift Card Breakage
 During the fourth quarter of fiscal 2005, the Company adopted an accounting policy resulting in the recognition of revenue and operating income of approximately $7.9 million related to gift card balances that we estimate will not be used. The amount recognized was based on an analysis of the Company’s historical gift card redemption patterns over a period of approximately three years, and represents the cumulative recognition of breakage income since the inception of the current Michaels gift card program.
Fiscal 2004
Lease Accounting
 Results for the full year fiscal 2004 include a non-cash cumulative adjustment of $12.8 million on a pre-tax basis, or $8.0 million and $0.06 per diluted share on an after tax basis, to correct the Company’s lease accounting policies.
Summary of Impact of Accounting Items and Discussion of Non-GAAP financial measures
The impact of these accounting items on the Company’s operating results is presented in the body of the press release and in the following supplemental tables. The non-GAAP measures presented therein, including Adjusted Income, Adjusted Quarter 4 2005 results, Adjusted Full Year Fiscal 2005 results, and Adjusted net income — retail method before accounting items should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measure as indicators of the Company’s performance. The Company believes it is appropriate and helpful to investors and stockholders to exclude the impact of the accounting items in order to provide investors with a view of the Company’s operating performance in a manner similar to the method used by management to track operating performance from period to period and improve an investor’s ability to understand underlying trends in the Company’s operating performance in the fourth quarter and full year fiscal 2005. Each of the following tables reconciles the non-GAAP measure presented with the most directly comparable financial measure calculated and reported in accordance with GAAP.

8000 BENT BRANCH DRIVE · IRVING, TEXAS 75063
(972) 409-1300

Supplemental Schedule II
Michaels Stores, Inc.
Effect of Accounting Changes/Refinements — Quarter 4 Fiscal 2005
(Unaudited)
The following schedule reconciles the As Reported Quarter 4, 2005 operating results (presented on a GAAP basis) to the Adjusted Quarter 4, 2005 operating results, which exclude the effects of the accounting items on the fourth quarter of fiscal 2005. The schedule may not foot or crosscast due to rounding and differences in weighted average shares outstanding each period.

	Quarter 4, Fiscal 2005
	As	Inventory	Share-Based	Cost Deferral/	Gift Card	Adjusted
	Reported (1)	Accounting	Compensation	Vendor Allow.	Breakage	Quarter 4 (2)
	(In millions, except per share data)

Net sales	$1,270.2	$—	$—	$—	$(7.9)	$1,262.3
Cost of sales and occupancy expense	797.5	25.9	(0.6)	(23.9)	—	798.9
% of sales	62.8%	2.0%	0.0%	-1.9%	0.0%	63.3%
Selling, general and administrative and pre-opening expense	286.1	—	(5.6)	—	—	280.5
% of sales	22.5%	0.0%	-0.4%	0.0%	0.0%	22.2%

Operating income	186.6	(25.9)	6.2	23.9	(7.9)	182.9
% of sales	14.7%	-2.0%	0.5%	1.9%	-0.6%	14.5%
Interest and other (income) and expense, net	(0.3)	—	—	—	—	(0.3)
% of sales	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Provision for income taxes	69.7	(10.8)	2.2	8.9	(3.0)	67.0

Net income before cumulative effect of accounting change	117.2	(15.1)	4.0	15.0	(4.9)	116.2
Cumulative effect of accounting change — net of tax	—	—	—	—	—	—

Net income after cumulative effect of accounting change	$117.2	$(15.1)	$4.0	$15.0	$(4.9)	$116.2

Diluted earnings per share before cumulative effect of accounting change	$0.86	$(0.11)	$0.03	$0.11	$(0.04)	$0.85

Diluted earnings per share after cumulative effect of accounting change	$0.86	$(0.11)	$0.03	$0.11	$(0.04)	$0.85

(1)	Represents the Company’s Quarter 4, 2005 operating results on a GAAP basis using weighted average cost accounting and including the impact of stock option expensing under SFAS 123(R).

(2)	Represents the Company’s Quarter 4, 2005 adjusted operating results using the retail inventory method before accounting items.

Supplemental Schedule III
Michaels Stores, Inc.
Effect of Accounting Changes/Refinements — Full Year Fiscal 2005
(Unaudited)
The following schedule reconciles the As Reported Full Year 2005 operating results (presented on a GAAP basis) to the Adjusted Full Year 2005 operating results, which exclude the effects of the accounting items on fiscal 2005. The schedule may not foot or crosscast due to rounding and differences in weighted average shares outstanding each period.

	Fiscal 2005
	As	Inventory	Share-Based	Cost Deferral/	Gift Card	Adjusted
	Reported (1)	Accounting	Compensation	Vendor Allow.	Breakage	Full Year (2)
	(In millions, except per share data)

Net sales	$3,676.4	$—	$—	$—	$(7.9)	$3,668.5
Cost of sales and occupancy expense	2,317.1	0.3	(3.5)	(23.9)	—	2,290.0
% of sales	63.0%	0.0%	-0.1%	-0.7%	0.0%	62.4%
Selling, general and administrative and pre-opening expense	994.9	—	(26.3)	—	—	968.6
% of sales	27.1%	0.0%	-0.7%	0.0%	0.0%	26.4%

Operating income	364.4	(0.3)	29.8	23.9	(7.9)	409.9
% of sales	9.9%	0.0%	0.8%	0.7%	-0.2%	11.2%
Interest and other (income) and expense, net	12.5	—	—	—	—	12.5
% of sales	0.3%	0.0%	0.0%	0.0%	0.0%	0.3%
Provision for income taxes	132.4	(1.0)	11.1	8.9	(3.0)	148.4

Net income before cumulative effect of accounting change	219.5	0.7	18.7	15.0	(4.9)	249.0
Cumulative effect of accounting change — net of tax	88.5	(88.5)	—	—	—	—

Net income after cumulative effect of accounting change	$131.0	$89.2	$18.7	$15.0	$(4.9)	$249.0

Diluted earnings per share before cumulative effect of accounting change	$1.59	$0.00	$0.14	$0.11	$(0.04)	$1.80

Diluted earnings per share after cumulative effect of accounting change	$0.95	$0.64	$0.14	$0.11	$(0.04)	$1.80

(1)	Represents the Company’s full year fiscal 2005 operating results on a GAAP basis using weighted average cost accounting and including the impact of stock option expensing under SFAS 123(R).

(2)	Represents the Company’s full year fiscal 2005 adjusted operating results using the retail inventory method before accounting items.

Supplemental Schedule IV
Michaels Stores, Inc.
Effect of Accounting Changes/Refinements — Quarter Detail Fiscal 2005
(Unaudited)
The following schedule presents the quarterly and full year impact of the accounting items on net income and diluted earnings per share, and reconciles Adjusted net income — retail inventory method before accounting items to Net income/(loss) (presented on a GAAP basis) for each period presented. The schedule may not foot or crosscast due to rounding and differences in weighted average shares outstanding each period.

	Fiscal 2005
	Quarter 1	Quarter 2	Quarter 3	Quarter 4	Full Year
	(In millions, except per share data)
Adjusted net income — retail method before accounting items (1)	$46.5	$30.8	$55.5	$116.2	$249.0
Adjusted diluted earnings per share	$0.33	$0.22	$0.40	$0.85	$1.80

Inventory accounting policy impact — net of tax	8.8	(10.5)	(14.1)	15.1	(0.7)
Diluted earnings per share	0.06	(0.08)	(0.10)	0.11	(0.00)

Share-based compensation impact — net of tax	(2.8)	(3.8)	(8.1)	(4.0)	(18.7)
Diluted earnings per share	(0.02)	(0.03)	(0.06)	(0.03)	(0.14)

Inventory related cost/vendor allowances impact — net of tax	—	—	—	(15.0)	(15.0)
Diluted earnings per share	—	—	—	(0.11)	(0.11)

Gift card breakage impact — net of tax	—	—	—	4.9	4.9
Diluted earnings per share	—	—	—	0.04	0.04

Net income before cumulative effect of accounting change (2)	52.5	16.5	33.3	117.2	219.5
Diluted earnings per share	0.38	0.12	0.24	0.86	1.59

Cumulative effect of accounting change — net of tax (2)	(88.5)	—	—	—	(88.5)
Diluted Earnings per Share	(0.64)	—	—	—	(0.64)

Net income/(loss) (2)	$(36.0)	$16.5	$33.3	$117.2	$131.0
Diluted earnings per share	$(0.26)	$0.12	$0.24	$0.86	$0.95

(1)	Represents the Company’s previously reported results for Quarters 1 through 3 of fiscal 2005 and Adjusted Net Income using the retail inventory method before accounting items for Quarter 4 and Full Year.

(2)	Represents the Company’s quarterly and full year operating results on a GAAP basis.

Supplemental Schedule V
Michaels Stores, Inc.
Effect of Accounting Items — Fiscal 2004
(Unaudited)
The following schedule reconciles the As Reported Quarter 4 and Full Year 2004 operating results (presented on a GAAP basis) to the Adjusted Quarter 4 and Full Year 2004 operating results, which exclude the impact of the lease accounting item in fiscal 2004. The schedule may not foot or crosscast due to rounding and differences in weighted average shares outstanding each period.

	Quarter 4 Fiscal 2004			Full Year Fiscal 2004
	As	Lease	Adjusted	As	Lease	Adjusted
	Reported (1)	Accounting	Quarter 4 (2)	Reported (1)	Accounting	Full Year (2)
	(In millions, except per share data)

Net sales	$1,184.6	$—	$1,184.6	$3,393.3	$—	$3,393.3

Cost of sales and occupancy expense	751.4	(12.8)	738.6	2,146.9	(12.8)	2,134.1
% of sales	63.4%	-1.1%	62.4%	63.3%	-0.4%	62.9%
Selling, general and administrative and pre-opening expense	266.0	—	266.0	906.9	—	906.9
% of sales	22.5%	0.0%	22.5%	26.7%	0.0%	26.7%

Operating income	167.2	12.8	180.0	339.5	12.8	352.3
% of sales	14.1%	1.1%	15.2%	10.0%	0.4%	10.4%
Interest and other (income) and expense, net	3.2	—	3.2	15.8	—	15.8
% of sales	0.3%	0.0%	0.3%	0.5%	0.0%	0.5%
Provision for income taxes	60.8	4.8	65.6	121.9	4.8	126.7

Net income before cumulative effect of accounting change	103.2	8.0	111.2	201.8	8.0	209.8
Cumulative effect of accounting change — net of tax	—	—	—	—	—	—

Net income after cumulative effect of accounting change	$103.2	$8.0	$111.2	$201.8	$8.0	$209.8

Diluted earnings per share before cumulative effect of accounting change	$0.75	$0.05	$0.80	$1.45	$0.06	$1.51

Diluted earnings per share after cumulative effect of accounting change	$0.75	$0.05	$0.80	$1.45	$0.06	$1.51

(1)	Represents the Company’s Quarter 4 and Full Year fiscal 2004 operating results on a GAAP basis.

(2)	Represents the Company’s Quarter 4 and Full Year fiscal 2004 adjusted operating results, which excludes the impact of the lease accounting item.